Exhibit 10.3

EXECUTION COPY

AGREEMENT

THIS AGREEMENT, dated as of October 27, 2008, is made by and among Gramercy Capital Corp., a Maryland corporation (“Parent”), GKK Capital LP, a Delaware limited partnership (the “Operating Partnership”), SL Green Operating Partnership, L.P., a Delaware limited partnership (“SLGOP”), the undersigned individual limited partners of the Operating Partnership (the “Individuals”) and GKK Manager LLC, a Delaware limited liability company (“Manager”).

RECITALS

WHEREAS, (i) Parent is the general partner and a limited partner of the Operating Partnership, (ii) SLGOP is a limited partner of the Operating Partnership and directly owns 54.4 Class B Units of the Operating Partnership (“Class B Units”), (iii) the Individuals are limited partners of the Operating Partnership and directly own an aggregate of 15.6 Class B Units, and (iv) Manager is a limited partner of the Operating Partnership and directly owns 30 Class B Units;

WHEREAS, Parent, Manager, SLGOP and the Individuals are parties to the Third Amended and Restated Limited Partnership Agreement of the Operating Partnership, as amended by the First Amendment to the Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership (as amended, the “OP Agreement”); and

WHEREAS, pursuant to the OP Agreement, the holders of the Class B Units (the “Class B Holders”) are entitled to receive quarterly distributions from the Operating Partnership in respect of the Class B Units (“Class B Distributions”);

NOW, THEREFORE, the parties agree as follows:

(a)         Each of the Class B Holders hereby waives its right to receive any Class B Distributions payable in respect of the period having commenced on July 1, 2008 and ending on December 31, 2008.

(b)         Each of the Class B Holders hereby acknowledges and agrees that notwithstanding the waiver of its right to receive its portion of the Class B Distributions as set forth above, it shall continue to be bound by the provisions of Section 5.01.C of the OP Agreement as such provisions relate to the refund of any distributions received by a Class B Holder pursuant to such Section.

(c)         For all periods from and after January 1, 2009, the Class B Holders shall continue to receive distributions from the Operating Partnership as set forth in Section 5 of the OP Agreement; provided, however, that if permissible under applicable law and New York Stock Exchange requirements (or the requirements of any other exchange on which the shares of Parent’s common stock are listed at the time of payment), Parent may, at its option, elect to assume directly and satisfy any Class B Holder’s right to receive Class B Distributions by issuing to such Class B Holder on or prior to the time such Class B Distribution would be due and payable, a number shares of common stock of Parent equal in value to the amount distributable to such Class B Holder in respect of the applicable Class B Distribution. For the purpose hereof, the value of a share of common stock of Parent shall be determined based on the average closing price of Parent’s common stock for each of the 10 trading days prior to the date of such payment.

(d)         In the event Parent elects to exercise its right by issuing common stock of Parent pursuant to clause (c) above, Parent shall, prior to issuing such stock, and as a condition to the exercise of such right, (i) enter into an ownership waiver with respect to such issuance, which ownership waiver shall be substantially similar to the ownership waivers previously granted by Parent to SLGOP; provided, however, that the Parent’s obligation pursuant to this clause (d) shall be subject to SLGOP’s ability to provide a representation letter regarding its ownership of Parent’s common stock that is substantially similar to such letters previously provided by SLGOP and (ii) amend and restate the existing registration rights agreement to include the shares of Parent’s common stock issued in connection with the issuance hereunder.

(e)           Without the prior written consent of SLGOP and the Individuals, Parent shall not amend (i) Article V Section 4 or Article X of the Articles of Incorporation of Parent, or (ii) Article XII of the Bylaws of Parent, in any case, in a manner that is adverse to SLGOP or any of the Individuals, other than pursuant to any amendment that would only apply to acts or omissions occurring after the date of such amendment.

(f)            Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any party to this Agreement by operation of law or otherwise without the prior written consent of the other party to this Agreement and any attempt to do so will be void.  Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties to this Agreement and their respective successors and assigns.

(g)           Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

(h)           This Agreement may be signed in any number of identical counterparts, each of which shall be an original (including signatures delivered via facsimile or electronic mail) with the same effect as if the signatures thereto and hereto were upon the same instrument.  The parties hereto may deliver this Agreement and the other documents required to consummate the transaction contemplated herein by facsimile or electronic mail and each party shall be permitted to rely upon the signatures so transmitted to the same extent and effect as if they were original signatures.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by each other party hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GRAMERCY CAPITAL CORP.,
a Maryland corporation

By:	/s/ John Roche
Name: John Roche
Title: Chief Financial Officer

GKK CAPITAL LP,
a Delaware limited partnership

By:	Gramercy Capital Corp., a Maryland corporation, its general partner

By:	/s/ John Roche
Name: John Roche
Title: Chief Financial Officer

SL GREEN OPERATING PARTNERSHIP, L.P.,
a Delaware limited partnership

By:	SL Green Realty Corp., a Maryland corporation, its general partner

By:	/s/ Andrew S. Levine
Name: Andrew S. Levine
Title: Chief Legal Officer

GKK MANAGER LLC,
a Delaware limited liability company

By:	GKK Manager Member Corp., a Delaware
corporation, its managing member

By:	/s/ Andrew S. Levine
Name: Andrew S. Levine
Title: Chief Legal Officer

[Signature Page to Agreement]

[Certain Individual Signature Page]

[Signature Page to Agreement]